                                                                      EXHIBIT 12

                  DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (In thousands of dollars)


                                                                      Year Ended October 31
                                                ----------------------------------------------------------------
                                                1996           1995            1994           1993           1992
                                                ----           ----            ----           ----           ----
Earnings:

  Income of consolidated
    group before income taxes
    and changes in accounting. . . . . .     $1,286,634     $1,092,751     $  920,920     $  272,345     $   43,488
  Dividends received from
    less than fifty percent
    owned affiliates . . . . . . . . . .          7,937          2,023          2,329          1,706          2,325
  Fixed charges net of
    capitalized interest . . . . . . . .        410,764        399,056        310,047        375,238        420,133
                                           ------------   ------------   ------------   ------------   ------------

    Total earnings . . . . . . . . . . .     $1,705,335     $1,493,830     $1,233,296     $  649,289     $  465,946
                                           ------------   ------------   ------------   ------------   ------------
                                           ------------   ------------   ------------   ------------   ------------

Fixed charges:

  Interest expense of
    consolidated group (includes
    capitalized interest). . . . . . . .     $  402,168     $  392,408     $  303,080     $  369,325     $  415,205
  Portion of rental charges
    deemed to be interest. . . . . . . .          8,596          6,661          7,008          6,127          6,720
                                           ------------   ------------   ------------   ------------   ------------

    Total fixed charges. . . . . . . . .     $  410,764     $  399,069     $  310,088     $  375,452     $  421,925
                                           ------------   ------------   ------------   ------------   ------------
                                           ------------   ------------   ------------   ------------   ------------

Ratio of earnings to
  fixed charges* . . . . . . . . . . . .           4.15           3.74           3.98           1.73           1.10
                                           ------------   ------------   ------------   ------------   ------------
                                           ------------   ------------   ------------   ------------   ------------


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__________

     The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries plus dividends received from less than fifty-percent-owned affiliates.
     "Earnings" consist of income before income taxes, changes in accounting and fixed charges, excluding capitalized interest. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor, and capitalized interest.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.



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